Exhibit 6-4(h)

LOAN ASSIGNMENT AGREEMENT

I. THE PARTIES. This Assignment Agreement (“Agreement”) is made on November 11 2023 (“Effective Date”) by and between:

Assignor: One (1) individual(s) known as Andrew Lapp with a mailing address of 2000 Misty Sunrise Trl, Sarasota, Florida, 34240 (“Assignor”),

AND

Assignee: A business entity known as ALGM Holdings LLC with a mailing address of 2000 Misty Sunrise Trl, Sarasota, Florida, 34240 (“Assignee”).

The above-referenced Assignor and Assignee may each be referred to as a “Party” and collectively referred to herein as the “Parties.”

II. THE ASSIGNMENT. The Parties agree that under this Agreement, the Assignor shall assign, convey, and transfer all their interest in the following to the Assignee: $75,075 Promissory Note Agreement made between Andrew Lapp (“Lender”) and Recreatives Industries, Inc. (“Borrower”, f/k/a Planet Resource Recovery Inc.) on November 23rd, 2021.

Hereinafter known as the “Assignment.”

III. TRANSFER. The Parties agree that the Assignor is transfelring the Assignment to the Assignee for no payment or compensation. The Assignee’s consideration shall be recognized as the undertaking of any liabilities or obligations as part of the Assignment.

IV. LIABILITIES. The Assignor hereby claims and warrants to hold the interest described in the Assignment and that it does not contain any lien(s), claim(s), or encumbrance(s).

V. 3RD PARTY APPROVAL. There is no 3rd party required for this Agreement to be in effect. The only requirement is for both Parties to place their authorized signature on the last page of this Agreement.

VI. ASSUMPTION. The Assignee acknowledges and agrees to assume the transfer and ownership of all liabilities, obligations, and claims that currently exist or may in the future regarding the Assignment. As of the Effective Date, the Assignee agrees to comply with all terms, make all payments, and perform all the conditions, covenants, and any other duties as part of the Assignment.

VII. PARTIES’ REPRESENTATIONS. The Assignee acknowledges that they have a full understanding of the Assignment and the terms of this Agreement. The Assignor further warrants that they own the rights transfelred in the Assignment and understand the terms of this Agreement. Both Parties agree to provide and complete any obligations under this Agreement or the Assignment.

VIII. SEVERABILITY. If any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

IX GOVERNING LAW. This Agreement shall be governed under the laws located in the State of Florida.

X. WAIVER. The failure of either Party to enforce any provision of this Agreement shall not be deemed a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

XI. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both Parties.

Assignor Signature:		Date:	11/11/2023
Print Name:	Andrew Lapp

Assignee Signature:		Date:	11/11/2023
Print Name:	Andrew Lapp
Company Name:	ALGM Holdings LLC